Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ESOP 2021 United States Sub-Plan, the ESOP 2022 United States Sub-Plan, the ESOP 2023 United States Sub-Plan Plan, the Board LTIP 2021, the Board LTIP 2022 and the Board LTIP 2023 of Calliditas Therapeutics AB of our reports dated April 26, 2023, with respect to the consolidated financial statements of Calliditas Therapeutics AB and the effectiveness of internal control over financial reporting of Calliditas Therapeutics AB included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Stockholm, Sweden

June 12, 2023